Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-134606, 333-123698, 333-92875, 333-92877 and 333-213226, and Forms S-3 No. 333-134603, 333-188907, and 333-213227) of our reports dated March 8, 2019 and March 28, 2018, relating to the consolidated financial statements of DXP Enterprises, Inc. and our report dated March 8, 2019 relating to the effectiveness of internal control over financial reporting of DXP Enterprises, Inc. (which report expresses an adverse opinion), appearing in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Moss Adams LLP

Houston, Texas
March 8, 2019